PRESS RELEASE

For Immediate Release

Date:	August 3, 2006
Contact:	Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
InvestorRelations@RedLion.com
or
CCG Investor Relations
Crocker Coulson, President
(310) 231-8600 ext 103
crocker.coulson@ccgir.com

Red Lion Hotels Corporation Reports Second Quarter Results
EBITDA from Continuing Operations Increases 16% with Continued Growth in RevPAR
SPOKANE, WA, August 3, 2006 – Red Lion Hotels Corporation (NYSE:RLH) today announced results for the second quarter and six months ended June 30, 2006.
Key Operating Results
•	ADR (average daily rate) increased 8.7% at system-wide hotels (hotels owned, leased, managed and franchised for at least one year)

•	Occupancy declined 2.5 percentage points at system-wide hotels due primarily to rooms out-of-service for renovation

•	RevPAR (revenue per available room) increased 4.4% at system-wide hotels

•	Revenues from continuing operations increased 1.2% to $44.8 million

•	Net income from continuing operations increased 141.2% to $1.9 million

•	EBITDA from continuing operations increased 15.8%, to $8.7 million

•	Room renovations substantially completed at company-owned and leased hotels

•	Aggregate RevPAR increased 15.9% at the 11 hotels where room renovations were substantially complete at the end of the first quarter of 2006
Significant Corporate Events
•	Completed public offering of 5.8 million shares of common stock, generating gross proceeds of $64.3 million

•	Secured agreements for the sale of two of the three remaining hotels held for sale under non-core asset disposition plan

•	Completed divestment of real estate management business

•	Received a commitment for a $50.0 million credit facility
Commenting on the quarter, Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “This was a very successful quarter for our company on a number of fronts. We completed our room renovations at our owned and leased hotels, and believe that these renovations will drive RevPAR growth and is allowing us to deliver a great product to our guests in time for the summer travel season. We also improved our capital structure by raising $64.3 million through a public offering of common stock and subsequently retiring $16.1 million of our 9.5% trust preferred securities. We intend to further enhance our capital structure by applying substantially all of the remaining offering proceeds to retire secured indebtedness. Additionally, we received a commitment for a $50.0 million credit facility which we expect will facilitate our anticipated growth. These accomplishments, coupled with strong financial results like our double-digit growth in EBITDA from continuing operations, demonstrate the strength of our management team and the solid assets behind the Red Lion brand.”
The company’s total revenues from continuing operations during the quarter were $44.8 million, up 1.2% from the same quarter of 2005. Revenues in the hotels segment were up 2.6% to $40.5 million. Franchise and management revenues increased 5.6% to $0.6 million. Revenues in the entertainment segment declined 4.8% to $2.5 million, due to differences in the type and mix of shows presented. Revenues in the real estate segment declined $0.3 million due to the disposition of the real estate management business on April 30, 2006. Rental revenues from the remaining assets in the real estate segment increased modestly.
EBITDA from continuing operations was $8.7 million, up 15.8% from the second quarter of 2005, reflecting strong flow through and improved profit margins in the hotels, real estate and entertainment segments. Net income from continuing operations increased 141.2% to $1.9 million, or $0.12 per fully diluted share, compared to $0.8 million, or $0.06 per fully diluted share, in the same quarter last year. Overall, net income increased 20.1% to $2.1 million, or $0.13 per fully diluted share, compared to $1.7 million, or $0.13 per fully diluted share, in the same quarter last year. Net income for the second quarter reflects the results of only three hotels held for sale compared to 11 hotels and one office building held for sale in the second quarter of 2005. Results for the second quarter of 2006 also include a $1.0 million net gain from the sale of the real estate management business, offset by $0.8 million in pre-tax expenses associated with the mandatory redemption of the company’s 9.5% trust preferred securities.
Total revenues from continuing operations for the six months ended June 30, 2006 were $81.4 million, up 2.1% from the same period last year. EBITDA from continuing operations increased 18.6%, to $11.0 million. Net loss from continuing operations improved to $0.8 million, or $(0.06) per fully diluted share, compared to the net loss from continuing operations of $2.2 million, or $(0.17) per fully diluted share, in the same period last year. Overall, net loss improved to $0.9 million, or $(0.06) per fully diluted share, compared to the net loss of $1.4 million, or $(0.11) per fully diluted share, in the same period last year. As with the second quarter results, net income for the first six months of 2006 reflects the results of only three hotels held for sale compared to 11 hotels and one office building held for sale in the first six months of 2005. Also, results for the six months ending on June 30, 2006 include a $1.0 million net gain from the sale of the real estate management business, offset by $0.8 million in pre-tax expenses associated with the mandatory redemption of the company’s 9.5% trust preferred securities.

Hotel Operations
In the second quarter of 2006, RevPAR for system-wide hotels increased 4.4% over the same quarter of the previous year, to $49.67. This increase was the result of an 8.7% increase in ADR to $80.39, which was partially offset by a 2.5 percentage point decline in average occupancy during the quarter. The decrease in system-wide occupancy was driven by declines in occupancy at owned and leased hotels relating to displacement from room renovations.
Occupancy at franchised hotels increased 3.2 percentage points and ADR increased by 2.5% in the quarter, resulting in a 7.9% increase in RevPAR.
At the end of the first quarter of 2006, the company had substantially completed room renovations at 11 of its 31 company-owned and leased hotels. Aggregate RevPAR at these hotels increased 15.9% in the second quarter of 2006, driven by an increase of 15.6% in ADR and a 0.2 percentage point increase in occupancy. The increase in RevPAR was impacted by displacement from renovations at three of the 11 hotels during the second quarter of 2005.
Revenues from continuing operations for owned and leased hotels increased 2.6% to $40.5 million during the second quarter of 2006. This increase was due to a 3.2% increase in RevPAR combined with higher food and beverage revenues, which were partially offset by declines in other incidental room revenues associated with the lower occupancy during the quarter associated with displacement from room renovations. The increase in RevPAR was driven by a 12.0% increase in ADR, while occupancy declined by 5.2 percentage points. It should be noted that the company does not reduce the number of rooms available for occupancy to reflect rooms out of service due to renovations. The hotels segment direct operating margin improved 160 basis points to 24.5% in the second quarter of 2006 from 22.9% in the second quarter of 2005.
“Our quarterly results speak to the strength of the Red Lion brand, which produced another quarter of RevPAR growth at system-wide hotels, despite the decline in occupancy associated with rooms being out of service for renovation. The positive rate increases at the hotels that have completed room renovations confirm that guests are willing to pay more for these improvements. We look forward to having all of our rooms back in service as we enter the busiest travel season of the year,” commented John Taffin, Executive Vice President, Hotel Operations.
Highlights and Recent Events
During the quarter, room renovations were substantially completed at company-owned and leased Red Lion hotels. Renovations remaining to be completed include upgrades to common areas such as lobbies, banquet rooms and restaurants. The company expects these public area renovations to be completed by the end of 2006.
During the quarter, the company executed agreements for the sale of the Red Lion Hotel Idaho Falls and the WestCoast Ridpath Hotel in Spokane, Washington. Both transactions are expected to close by the end of the third quarter. The company will receive $10.1 million in aggregate proceeds from these sales. The company continues to actively pursue disposition of one remaining hotel and surplus undeveloped land previously identified as assets held for sale.
On April 30, 2006, the company divested the real estate management portion of its real estate division in a tax-free reorganization for gross proceeds of $1.1 million, which resulted in a net gain of approximately $1.0 million. For the full year 2005, the real estate management business contributed $2.3 million and $0.1 million to the company’s revenue and operating income, respectively. The company’s real estate segment is now comprised of an owned office building and a retail center.
On July 20, 2006, the company received a commitment for a $50 million credit facility from Calyon New York Branch to be used for general corporate purposes and to finance its anticipated future growth.
On May 22, 2006, the company completed the public offering of 5,000,000 shares of its common stock at a price of $11.00 per share. On June 13, 2006, the underwriters of the offering exercised in full their over-allotment option and purchased an additional 845,302 shares at the public offering price. With the closing of the over-allotment, the company’s gross proceeds from its public offering totaled $64.3 million. In the quarter, the company retired $16.1 million of its 9.5% trust preferred securities and intends to use substantially all of the remaining proceeds of the public offering to reduce secured debt and pay associated defeasance costs.
On June 26, 2006, the company completed the expansion, renovation and rebranding of the WestCoast Kalispell Center Hotel, now known as the Red Lion Kalispell Center Hotel. The hotel features a new lobby, 170 guest rooms and 10,500 square feet of meeting space.
“Our financial results this quarter are the result of our team’s dedication and focus on executing our strategic initiatives. With our successfully completed room renovations, we look forward to a strong third quarter. While we are pleased with our progress to date, there is still plenty of work ahead of us,” Mr. Coffey continued. “The next stage of our business strategy involves our long-term plan to expand the Red Lion brand to 100 markets. We believe that our renovated hotel network is the best platform from which to launch our expansion program.”
Conference Call
The company will host a conference call at 11:00 a.m. PT (2:00 p.m. ET) on Thursday, August 3, 2006 to discuss financial results for the second quarter ended June 30, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 209-0397. International callers should dial (612) 332-1025. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 2:30 p.m. PT on August 3, 2006 through August 18, 2006 at (800) 475-6701 or (320) 365-3844 (International) access code – 837285. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of June 30, 2006 the RLH hotel network was comprised of 60 hotels located in nine states and one Canadian province, with 10,424 rooms and 509,537 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
# # #

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended June 30,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$40,451	$39,423	$1,028	2.6%
Franchise and management	641	607	34	5.6%
Entertainment	2,488	2,613	(125)	-4.8%
Real estate	953	1,229	(276)	-22.5%
Other	235	348	(113)	-32.5%

Total revenues	44,768	44,220	548	1.2%

Operating expenses:
Hotels	30,549	30,397	152	0.5%
Franchise and management	187	171	16	9.4%
Entertainment	2,056	2,321	(265)	-11.4%
Real estate	613	930	(317)	-34.1%
Other	276	240	36	15.0%
Depreciation and amortization	3,167	2,881	286	9.9%
Hotel facility and land lease	1,716	1,745	(29)	-1.7%
Gain on asset dispositions, net	(1,155)	(119)	(1,036)	-870.6%
Undistributed corporate expenses	1,234	1,051	183	17.4%

Total expenses	38,643	39,617	(974)	-2.5%

Operating income	6,125	4,603	1,522	33.1%

Other income (expense):
Interest expense	(3,453)	(3,598)	145	4.0%
Expense of early extinguishment of debt	(805)	—	(805)
Minority interest in partnerships, net	(211)	(34)	(177)	-520.6%
Other income, net	456	90	366	406.7%

Income from continuing operations before income taxes	2,112	1,061	1,051	99.1%

Income tax expense	226	279	(53)	-19.0%

Net income from continuing operations	1,886	782	1,104	141.2%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $107 and $577	195	951	(756)	-79.5%

Net income	$2,081	$1,733	$348	20.1%

EBITDA (1)	$9,075	$9,479	$(404)	-4.3%
EBITDA as a percentage of revenues (2)	19.4%	18.4%

EBITDA from continuing operations (1)	$8,732	$7,540	$1,192	15.8%
EBITDA from continuing operations (2) as a percentage of revenues	19.5%	17.1%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $46,815,000 and $51,601,000 for the three months ended June 30, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended June 30,
	2006	2005

Earnings per share — basic: (1)
Net income from continuing operations	$0.13	$0.06
Income from discontinued operations	0.01	0.07

Net income	$0.14	$0.13

Earnings per share — diluted: (1)
Net income from continuing operations	$0.12	$0.06
Income from discontinued operations	0.01	0.07

Net income	$0.13	$0.13

Weighted average shares — basic	15,120	13,092
Weighted average shares — diluted	15,674	13,416

	Three months ended June 30,
	2006	2005	$ Change	% Change
Key Comparable System-wide Hotel Statistics: (2)
Average occupancy(3)	61.8%	64.3%
ADR(4)	$80.39	$73.98	$6.41	8.7%
RevPAR(5)	$49.67	$47.59	$2.08	4.4%

(1)	For the three months ended June 30, 2006, 411,576 of the 1,132,840 options to purchase common shares outstanding as of that date were considered dilutive. For the three months ended June 30, 2005, 38,644 of the 1, 024,019 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered dilutive. All convertible debt instruments were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Six months ended June 30,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$71,479	$69,765	$1,714	2.5%
Franchise and management	1,217	1,418	(201)	-14.2%
Entertainment	5,858	5,418	440	8.1%
Real estate	2,293	2,458	(165)	-6.7%
Other	518	633	(115)	-18.2%

Total revenues	81,365	79,692	1,673	2.1%

Operating expenses:
Hotels	58,425	58,006	419	0.7%
Franchise and management	409	272	137	50.4%
Entertainment	4,956	4,789	167	3.5%
Real estate	1,529	1,808	(279)	-15.4%
Other	512	452	60	13.3%
Depreciation and amortization	6,288	5,720	568	9.9%
Hotel facility and land lease	3,411	3,485	(74)	-2.1%
Gain on asset dispositions, net	(1,337)	(307)	(1,030)	-335.5%
Undistributed corporate expenses	2,218	2,003	215	10.7%

Total expenses	76,411	76,228	183	0.2%

Operating income	4,954	3,464	1,490	43.0%

Other income (expense):
Interest expense	(6,944)	(7,199)	255	3.5%
Expense of early extinguishment of debt	(805)	—	(805)
Minority interest in partnerships, net	(237)	15	(252)	-1680.0%
Other income, net	816	86	730	848.8%

Loss from continuing operations before income taxes	(2,216)	(3,634)	1,418	39.0%

Income tax benefit	(1,373)	(1,416)	43	3.0%

Net loss from continuing operations	(843)	(2,218)	1,375	62.0%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax expense (benefit) of ($44) and $456	(80)	828	(908)	-109.7%
Net gain on disposal of discontinued business units, net of income tax expense of $16	30	—	30

Income (loss) from discontinued operations	(50)	828	(878)	-106.0%

Net loss	$(893)	$(1,390)	$497	35.8%

EBITDA (1)	$11,022	$11,391	$(369)	-3.2%
EBITDA as a percentage of revenues (2)	13.0%	12.3%

EBITDA from continuing operations (1)	$11,016	$9,285	$1,731	18.6%
EBITDA from continuing operations (2) as a percentage of revenues	13.5%	11.7%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $84,840,000 and $92,238,000 for the six months ended June 30, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Six months ended June 30,
	2006	2005

Earnings per share — basic and diluted: (1)
Net loss from continuing operations	$(0.06)	$(0.17)
Income (loss) from discontinued operations	—	0.06

Net loss	$(0.06)	$(0.11)

Weighted average shares — basic and diluted	14,182	13,085

	Six months ended June 30,
	2006	2005	$ Change	% Change

Key Comparable System-wide Hotel Statistics: (2)
Average occupancy(3)	56.7%	58.2%
ADR(4)	$78.12	$71.75	$6.37	8.9%
RevPAR(5)	$44.32	$41.73	$2.59	6.2%

(1)	For the six months ended June 30, 2006 and 2005, all of the 1,132,840 and 1,024,019 outstanding options to purchase common shares were considered anti-dilutive. For those same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered anti-dilutive, as were all convertible debt instruments.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30,	December 31,
	2006	2005

Assets:
Current assets:
Cash and cash equivalents	$58,721	$28,729
Restricted cash	5,386	8,821
Accounts receivable, net	9,321	8,755
Inventories	1,707	1,712
Prepaid expenses and other	4,701	1,610
Assets held for sale:
Assets of discontinued operations	15,040	20,217
Other assets held for sale	715	715

Total current assets	95,591	70,559

Property and equipment, net	253,905	235,444
Goodwill	28,042	28,042
Intangible assets, net	12,456	12,852
Other assets, net	7,859	8,699

Total assets	$397,853	$355,596

Liabilities:
Current liabilities:
Accounts payable	$5,331	$7,057
Accrued payroll and related benefits	4,916	5,520
Accrued interest payable	641	676
Advance deposits	603	198
Other accrued expenses	13,160	9,752
Long-term debt, due within one year	3,866	3,731
Liabilities of discontinued operations	2,597	3,089

Total current liabilities	31,114	30,023

Long-term debt, due after one year	124,643	126,633
Deferred income	7,394	7,770
Deferred income taxes	14,220	13,420
Minority interest in partnerships	7,043	9,080
Debentures due Red Lion Hotels Capital Trust	30,825	47,423

Total liabilities	215,239	234,349

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,088,687 and 13,131,282 shares issued and outstanding	191	131
Additional paid-in capital, common stock	147,032	84,832
Retained earnings	35,391	36,284

Total stockholders’ equity	182,614	121,247

Total liabilities and stockholders’ equity	$397,853	$355,596

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Six months ended June 30,
	2006	2005
Operating activities:
Net loss	$(893)	$(1,390)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,291	5,788
Gain on disposition of property, equipment and other assets, net	(1,337)	(214)
Gain on disposition of discontinued operations, net	(46)	—
Expense of early extinguishment of debt	805	—
Write-off of deferred loan fees	—	5
Deferred income tax provision	800	600
Minority interest in partnerships	237	(15)
Equity in investments	40	30
Compensation expense related to stock issuance	307	9
Provision for doubtful accounts	242	73
Change in current assets and liabilities:
Restricted cash	3,434	612
Accounts receivable	(623)	(1,084)
Inventories	35	83
Prepaid expenses and other	(3,143)	(2,788)
Accounts payable	(1,731)	1,134
Accrued payroll and related benefits	(979)	559
Accrued interest payable	(30)	(33)
Other accrued expenses and advance deposits	3,798	4,778

Net cash provided by operating activities	7,207	8,147

Investing activities:
Purchases of property and equipment	(24,208)	(8,276)
Proceeds from disposition of property and equipment	22	30
Proceeds from disposition of discontinued operations	5,137	—
Proceeds from (advances to) Red Lion Hotels Capital Trust	498	(20)
Distributions from equity investee	—	117
Proceeds from collections under note receivable	—	480
Other, net	90	92

Net cash used in investing activities	(18,461)	(7,577)

Financing activities:
Proceeds from note payable to bank	—	50
Repayment of note payable to bank	—	(50)
Proceeds from long-term debt	—	3,835
Repayment of long-term debt	(2,084)	(6,027)
Proceeds from common stock offering	60,420	—
Repayment of debentures including expense of early extinguishment	(17,403)	—
Proceeds from issuance of common stock under employee stock purchase plan	66	67
Proceeds from stock option exercises	326	46
Additions to deferred financing costs	(48)	(279)

Net cash provided by (used in) financing activities	41,277	(2,358)

Net cash in discontinued operations	(31)	(33)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	29,992	(1,821)
Cash and cash equivalents at beginning of period	28,729	9,577

Cash and cash equivalents at end of period	$58,721	$7,756

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of June 30, 2006

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned and Leased Hotels: (1)
Red Lion Hotels	32	5,965	308,128
Other	2	483	19,608

	34	6,448	327,736

Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	25	3,722	145,801

Total	60	10,424	509,537

Total Red Lion Hotels	57	9,687	453,929
Comparable Hotel Statistics (2)

	Three months ended June 30, 2006			Three months ended June 30, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	61.9%	$83.22	$51.48	67.1%	$74.32	$49.87
Discontinued Operations	43.8%	$64.18	$28.08	48.0%	$63.47	30.46

Combined Owned and Leased Hotels	60.1%	$81.88	$49.22	65.0%	$73.45	47.78

System-wide (6)	61.8%	$80.39	$49.67	64.3%	$73.98	$47.59

Red Lion Hotels (7)	62.7%	$79.83	$50.08	65.3%	$73.39	$47.90

	Six months ended June 30, 2006			Six months ended June 30, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	56.6%	$78.99	$44.73	60.6%	$71.22	$43.16
Discontinued Operations	36.3%	$62.27	$22.61	39.3%	$60.89	$23.96

Combined Owned and Leased Hotels	54.7%	$77.92	$42.59	58.3%	$70.47	$41.09

System-wide (6)	56.7%	$78.12	$44.32	58.2%	$71.75	$41.73

Red Lion Hotels (7)	57.8%	$77.36	$44.74	59.2%	$71.00	$42.04

(1)	Statistics include three hotels identified as discontinued business units, aggregating 621 rooms and 28,408 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. Includes three hotels classified as discontinued operations.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. Includes one hotel classified as discontinued operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
EBITDA from continuing operations	$8,732	$7,540	$11,016	$9,285
Income tax (expense) benefit — continuing operations	(226)	(279)	1,373	1,416
Interest expense — continuing operations	(3,453)	(3,598)	(6,944)	(7,199)
Depreciation and amortization — continuing operations	(3,167)	(2,881)	(6,288)	(5,720)

Net income (loss) from continuing operations	1,886	782	(843)	(2,218)
Income (loss) from discontinued operations	195	951	(50)	828

Net income (loss)	$2,081	$1,733	$(893)	$(1,390)

EBITDA	$9,075	$9,479	$11,022	$11,391
Income tax (expense) benefit	(334)	(856)	1,400	960
Interest expense	(3,492)	(3,975)	(7,023)	(7,953)
Depreciation and amortization	(3,168)	(2,915)	(6,292)	(5,788)

Net income (loss)	$2,081	$1,733	$(893)	$(1,390)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.